Exhibit 4.58

FREE LEASE AGREEMENT AND OTHER COVENANTS

Hereby, under the best form of the law, the parties below:

On the one side, in the position of LESSOR, VIA VAREJO S/A, corporation headquartered in the city and circuit of São Caetano do Sul, at Rua João Pessoa, 83, Downtown, CEP: 09520-010, enrolled with the National Register of Legal Entities (CNPJ/MF) with the No. 33.041.260/0652-90, hereby represented under the terms of its bylaws, hereinafter simply referred to as “LESSOR”;

On the other side, in the position of LESSEE, CNOVA COMÉRCIO ELETRÔNICO S/A, headquartered in the city of São Paulo, State of São Paulo, at Rua Gomes de Carvalho, 1609, 3rd to 7th floors, suite – Vila Olímpia, enrolled with the National Register of Legal Entities (CNPJ/MF) with the No. 07.170.938/0001-07, hereby represented under the terms of its bylaws, hereinafter simply referred to as “LESSEE”.

In the best form of the law, and to whom it may concern, the contracting parties agree on the following:

CLAUSE ONE – LESSOR is the Tenant of the property located in the city of [name].

PARAGRAPH ONE – The object of the present instrument is the free leasing of the space of [*] m² ([*] square meters) in the property located at [address], as described in the draft attached, which is executed by the parties.

PARAGRAPH TWO – The object of the present instrument is in good conditions of maintenance and use, reason by which the LESSEE undertakes keeping it in good conditions of maintenance, working and cleaning, as per Inspection Report, except for the regular wear and tear caused by the use, under penalty of characterizing contractual breach that could lead to contract termination.

CLAUSE TWO - The space granted shall be directed to the installation and operation of a Distribution Center to be operated by the LESSEE, solely intended to the activities performed by the LESSEE, being expressly forbidden to trade and/or divulge any other products or services other than those indicated above.

CLAUSE THREE - Such FREE LEASE shall have a validity of twelve (12) months from the date of execution of this agreement, being automatically renewed for the same period, successively, except in case of manifestation in writing by either party.

PARAGRAPH ONE - After the termination or expiration of this instrument, the LESSEE shall be obliged to return the space free of people, things and objects, with no right to indemnification, restitution or retention, and answer for the recomposition of such property in case of any damages occasioned to the same.

PARAGRAPH TWO - The area shall be inspected by the LESSOR, so as to check its conditions and any occasional damages, for purposes of repairs and relevant indemnifications that the LESSEE, at once, binds itself to perform or indemnify within thirty 930) days from the receipt of communication, always at its sole account and responsibility, compliant with the regular wear and tear of the property.

CLAUSE FOUR - This agreement may be terminated:

a) By either party, when there is no regularization of any failure in comply with the agreement by the other party within ten (10) days from receipt of written notice in that sense.

b) By either party, by means of written notice to the other party, at least ninety (90) days before, from receipt of the notice at no charges and/or no penalties.

CLAUSE FIVE - LESSEE binds itself to:

(i) provide for the legalization of activities to be performed at the site at the competent public agencies, bearing with all fines and other sanctions that may be imposed by any public agency in function of its local operations, binding itself to meet all requirements of public powers within the deadline set, except in case of impossibility of regularization of such activity at the competent public agencies by virtue of absence of documents required and related with the property and, therefore, under responsibility of the LESSOR, occasion when the LESSEE shall be exempt from any responsibility for occasional fines.

(ii) directly answer for all taxes and social, pension and insurance contributions owed by virtue of the exercise of its activity, the bond kept with its employees, agents, representatives or professionals contracted and performance of its activities at the site.

(iii) be liable before any judicial or administrative agency, entity or direct or indirect public administration agent, prompt identifying itself as sole employer or receiver of services provided by its employees, agents, representatives or professionals contracted, directly or indirectly involved in the activities of installation, use and operation of its activities, solely bearing with any legal or conventional labor, civil and criminal obligations, including those resulting from labor-related accidents.

(iv) LESSEE binds itself to undertake any claim of civil (private or brought by public agencies), regulatory, accident-related or tax nature that is connected to the object of this Agreement, formulated against the LESSOR, within the judicial, administrative spheres or by means of third-party extrajudicial claim, spontaneously appearing in the records to request its admission and exclusion of LESSOR from the suit or, in case of extrajudicial claim, answering to the third party about the full exemption of responsibility of LESSOR.

(v) fully indemnify the LESSOR for any damages arising from acts solely and provenly practiced by its employees, agents, representatives or professionals contracted, directly or indirectly involved in its activities of installation, use and operation of its activities, whether by means of willful misconduct or fault (negligence, imprudence and/or malpractice).

(vi) in case LESSEE keeps the figures and/or amounts at the leased site, it shall provide for effective security system, consisting of safes or equivalent, therefore exempting LESSOR from any responsibility in case of robbery, theft or deterioration, since there is no evidence of its sole fault.

(vii) fullfil the safety and operation policies of LESSOR's Distribution Centers previously informed to LESSEE regarding working hours and the posture of agents, promptly complying with the instructions and requests placed by LESSOR in case of any situation that, according to its policies, may jeopardize the operation security.

(viii) care for the spaces provided, bearing with all direct and indirect expenses and costs relating to maintenance and cleaning of such places during the installation, use and operation of its activities.

CLAUSE SEVEN - In case LESSOR, after the term of FREE LEASE, fails in returning the property free of any person and stuff, it shall pay fine of five hundred Brazilian Reais (R$ 500.00) from the first day following the date established in the notice for vacancy, being that such amount shall be monetarily adjusted as per the index IGPM/FGV, with reference date on the day of execution of this agreement.

CLAUSE EIGHT - LESSEE shall bear with all expenses that be required for vacating the property within the term set herein.

CLAUSE NINE - By occasion of return of the space, the time tolerated for fixing any repairs of damages attributed to LESSEE, as well as to restore the place and facilities to good conditions, even though performed after return, shall be counted as free lease period.

CLAUSE TEN - LESSEE is authorized to lend, sublease or transfer this leasing to companies of the same economic group of the LESSEE, or to companies where any partners or associated members of the LESSEE are party, whether as shareholders, attorneys-in-fact, ad negotia, trustee or delegated managers, as well as partner companies. In any case, LESSOR shall remain jointly responsible for performing the obligations contained herein.

CLAUSE ELEVEN - This instrument shall remain in effect if either Party and/or its associated, controlled or mother companies, whether direct or indirect, undergo any changes in their share control or any incorporation, merger, spin-off, transformation or any other corporate reorganization.

CLAUSE TWELVE - The parties expressly state they are not acting under any kind of vice of consent, and that they have been carefully instructed and assisted by their respective attorneys, reason by which they do not fit in the concept of technical-economic-legal lack of sufficiency, having elected the courts of the Circuit of São Paulo-SP to resolve any controversies arising from this agreement.

In witness whereof, the parties state having full acknowledgment of the obligations agreed herein, which shall be respected by their heirs, and execute the present instrument in three (3) counterparts of the same content.

São Caetano do Sul, [date]

LESSOR:

VIA VAREJO S/A

LESSEE:

CNOVA COMÉRCIO ELETRÔNICO S/A

WITNESSES:

Name	Name
Taxpayer's Card	Taxpayer's Card